Exhibit (B).2

RAPPAPORT, ASERKOFF & GELLES

AN ASSOCIATION INCLUDING A PROFESSIONAL CORPORATION

JEROME LYLE RAPPAPORT, P.C.	75 STATE STREET, 12TH FLOOR
JANET F. ASERKOFF	BOSTON, MA 02109 1827
EDWARD GELLES
CHAD VELLA	TELEPHONE 617-227-7345
FACSIMILE 617-227-4727
DANIEL B. RAKOV (1932-1982)

September 28, 2012

Phenogen Sciences, Inc.

9115 Harris Corners Parkway, Suite 320

Charlotte, North Carolina 28269

Re:                             First Amendment to Lease Agreement

New Boston Harris Corners LLC (“Landlord”)

Phenogen Sciences, Inc. (“Tenant”)

9115 Harris Corners Parkway, Charlotte, NC (“Building”)

Dear Sir or Madam:

Enclosed please find one (1) fully executed original of the above-referenced document for your records.

Very truly yours,

/s/ Karen B. Furman
Karen B. Furman, ACP
Advanced Certified Paralegal

Enclosure

cc:                                David Langol, New Boston Management Services, Inc. (via e-mail)

ORIGINAL

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this “Amendment”) made as of this 17th day of August, 2012 between NEW BOSTON HARRIS CORNERS LLC, a Delaware limited liability company with a principal place of business at 75 State Street, 12th Floor, Boston, Massachusetts 02109 (“Landlord”) and PHENOGEN SCIENCES, INC., a Delaware corporation with a principal place of business at 9115 Harris Corners Parkway, Charlotte, North Carolina 28269 (“Tenant”).

WHEREAS, Landlord is the owner of the building known as 9115 Harris Corners Parkway (a/k/a Two Harris Corners), Charlotte, North Carolina (the “Building”);

WHEREAS, pursuant to a Lease Agreement dated as of August 17, 2010 (the “Lease”) by and between Landlord’s predecessor in interest, HC 9115 LLC, and Tenant, Tenant leases approximately 1,610 square feet of net rentable area on the third floor of the Building (the “Premises”); and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease and to modify certain other provisions thereof;

NOW, THEREFORE, in consideration of the Lease, the mutual covenants therein and hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                           Amendments to Lease. Effective upon the execution and delivery of this Amendment by the parties hereto, the Lease is hereby amended by:

(a)                                 The Lease Face Page shall be amended in its entirety to read as follows:

LEASE DATE:	August 17, 2010

LANDLORD:	New Boston Harris Corners LLC

LANDLORD’S NOTICE ADDRESS:	75 State Street, 12th Floor Boston, Massachusetts 02109

ALL PAYMENTS SHOULD BE MAILED TO: New Boston Harris Corners LLC P.O. Box 347459 Pittsburgh, Pennsylvania 15251-4459 Attn: #048326178

TENANT:	Phenogen Sciences, Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:	9115 Harris Corners Parkway, Suite 320
	Charlotte, North Carolina 28269

PROJECT:	That certain building or project known as “Two Harris Corners” (“Project”) with an address at 9115 Harris Corners Parkway, Charlotte, North Carolina 28269.

PREMISES:	Shall be deemed to be 1,610 rentable square feet (“SF”), located at 9115 Harris Corners Parkway, Suite 320, Charlotte, NC 28269 and more particularly described in Exhibit “A” (“Premises”).

TERM:

The initial term of this Lease shall be for a period of twenty-six (26) months, beginning on the Commencement Date, and the first extended term of this Lease shall be for a period of twelve (12) months, beginning on November 1, 2012 (the “First Extended Term”) and ending on October 31, 2013 (the “Termination Date”). The phrase “the term of this Lease” as used in the Lease shall mean the period beginning on the Commencement Date and ending on the Termination Date, or other date of termination of this Lease.

ANNUAL BASE RENT:	$19.34 per SF through October 31, 2012; $20.46 per SF from November 1, 2012 through October 31, 2013.

MONTHLY BASE RENT:	September 1, 2010 – October 31, 2010	$0.00
	November 1, 2010 – February 28, 2011	$1,297.50
	March 1, 2011 – October 31, 2011	$2,595.00
	November 1, 2011 – October 31, 2012	$2,645.00
	November 1, 2012 – October 31, 2013	$2,745.00

SECURITY DEPOSIT:	$2,595.00 (“Security Deposit”)

PROPORTIONATE SHARE:	1.24%

BASE EXPENSE STOP:	$5.75 per square foot (“Base Expense Stop”)

(b)                                 amending Section 1.3 of the Lease be deleting “October 31, 2012” and substituting therefor “October 31, 2013.”

(c)                                  The following line shall be added to the end of the schedule contained in Paragraph 1 to Exhibit C of the Lease:

November 1, 2012 – October 31, 2013                                $2,745.00

(d)                                 Paragraph 3 of Exhibit C is deleted in its entirety.

2.                                           Other Agreements.

(a)                                           Security Deposit. Landlord shall continue to hold the security deposit in the amount of $2,595.00 delivered by Tenant pursuant to the Lease, as security for the payment of Tenant’s obligations during the First Extended Term.

(b)                                           Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has dealt with no broker, except Beacon Development Company, in connection with this Amendment and agrees to indemnify, defend and hold harmless from and against any loss, cost, claims, and expenses, including attorneys’ fees, arising form a breach of this representation. Landlord is solely responsible for paying the commission to said Broker in accordance with a separate agreement.

3.                                           General Provisions.

(a)                                      Liability. The obligations contained herein on the part of Landlord are solely those of New Boston Harris Corners LLC and no trustee, agent, employee, member, beneficiary, partner, general or limited, shall have any liability on account thereof.

(b)                                           Effect of Amendment.  Except as modified herein, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed. In the event the terms and conditions of this Amendment conflict with the terms of the Lease, the terms and conditions of this Amendment shall prevail and be controlling. From and after the effectiveness of this Amendment, the term “this Lease” when used in the Lease shall mean the Lease as modified by this Amendment.

(c)                                            Counterpart Execution.  This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(d)                                           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.
SIGNATURES ARE CONTAINED ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

LANDLORD:

NEW BOSTON HARRIS CORNERS LLC

By:	New Boston Fund, Inc.,
Its Manager

By:	/s/ [ILLEGIBLE]

hereunto duly authorized

TENANT:

PHENOGEN SCIENCES, INC.

By:	/s/ [ILLEGIBLE]
Name:
Title: